Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Third Quarter 2008 Financial Results

Keryx to Host Investor Conference Call on Tuesday, November 11, 2008 at 8:30am EST

NEW YORK, November 10, 2008 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer, today announced its results for the third quarter ended September 30, 2008.

At September 30, 2008, the Company had cash, cash equivalents, investment securities and interest receivable of $26.5 million, as compared to $64.7 million at December 31, 2007. Approximately $9.2 million of the Company’s investments, at September 30, 2008, represent auction rate securities which are classified as long-term investments.

The net loss for the third quarter ended September 30, 2008 was $6,841,000, or $0.15 per share, compared to a net loss of $19,528,000, or $0.45 per share, for the comparable quarter in 2007, representing a decrease in net loss of $12,687,000. The decrease in net loss was primarily attributable to a $11,699,000 decrease in research and development expenses related to the cessation of the development of Sulonex in March 2008, a $1,860,000 decrease in expenses related to our other clinical compounds, and a $519,000 decrease in non-cash compensation expense related to equity incentive grants, partially offset by a $1,639,000 decrease in interest and other income (expense), net.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "During the third quarter, we continued to make progress in our Zerenex and Perifosine clinical programs, while operating with a lean overhead structure.” Weiss continued, "We expect our cash burn to be approximately $3 million for the remaining three months of 2008, and intend to continue to focus our resources on creating value in our product portfolio.”

On Tuesday, November 11, 2008, at 8:30am EST, the Company will host an investor conference call during which they will provide a brief financial overview of the Company’s third quarter financial results.

In order to participate in the conference call, please call 1-877-407-8289 (U.S.), 1-201-689-8341 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to complete cost-effective clinical trials or meet, as anticipated, the development timelines for the drug candidates in our pipeline, including Zerenex and KRX-0401; our ability to maintain the projected cash burn rate while successfully completing our clinical trials; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com
Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of Dollars, Except Share and Per Share Data)

Statements of Operations Information:
	Three Months Ended September 30, (unaudited)				Nine Months Ended September 30, (unaudited)
	2008		2007		2008		2007

REVENUE:
License revenue		$327		$41		$853	$41
Service revenue		41		11		103	37
TOTAL REVENUE		368		52		956	78

OPERATING EXPENSES:
Cost of services		13		28		27	90

Research and development:
Non-cash compensation		334		735		(395)	2,908
Other research and development		2,208		15,965		37,277	49,093
Total research and development		2,542		16,700		36,882	52,001

Selling, general and administrative:
Non-cash compensation		1,662		1,780		5,146	5,193
Other selling, general and administrative		2,284		2,062		6,249	6,531
Total selling, general and administrative		3,946		3,842		11,395	11,724

TOTAL OPERATING EXPENSES		6,501		20,570		48,304	63,815

OPERATING LOSS		(6,133)		(20,518)		(47,348)	(63,737)

OTHER INCOME:
Interest and other (expense) income, net		(622)		1,017		(1,551)	3,658

LOSS FROM CONTINUING OPERATIONS		(6,755)		(19,501)		(48,899)	(60,079)

Loss from discontinued operations		(86)		(27)		(175)	(722)

NET LOSS		$(6,841)		$(19,528)		$(49,074)	$(60,801)

NET LOSS PER COMMON SHARE
Continuing operations		$(0.15)		$(0.45)		$(1.11)	$(1.38)
Discontinued operations	$	(--) *	$	(--) *	$	(--) *	$(0.02)
Basic and diluted net loss per common share		$(0.15)		$(0.45)		$(1.11)	$(1.40)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted		45,222,053		43,619,523		44,348,537	43,561,160

Balance Sheet Information (unaudited):
	September 30, 2008	December 31, 2007
Cash, cash equivalents, interest receivable
and short-term investment securities	$17,306	$62,386
Long-term investment securities	9,213	2,296
Total assets	30,702	81,061
Accumulated deficit	(327,348)	(278,274)
Stockholders’ equity	321	44,422

* Amount less than one cent.